Exhibit (d)(ff)(3)
AMENDMENT NO. 2 TO SUBADVISORY AGREEMENT
     This Amendment is made to the Subadvisory Agreement dated May 1, 2010, as amended September 28, 2012 and as novated August 1, 2013 (the “Subadvisory Agreement”), by and among Boston Management and Research, a Massachusetts business trust (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (the “Investment Adviser”) and Pacific Select Fund, a Massachusetts business trust (the “Trust”), and is effective the 1st day of August, 2013. Capitalized terms not defined herein shall have the meaning given to them in the Subadvisory Agreement.
     WHEREAS, Investment Adviser, Subadviser and the Trust are parties to the Subadvisory Agreement;
     WHEREAS, the parties desire to make certain amendments to the Subadvisory Agreement concerning the Subadviser’s role as a Commodity Trading Advisor and compliance with the rules and regulations of the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”); and
     WHEREAS, the parties desire to make certain amendments concerning the Trust and the Investment Adviser’s role as a Commodity Pool Operator and compliance with the rules and regulations of the CFTC and NFA.
     NOW, THEREFORE, in consideration of the premises, promises, and mutual covenants and consideration contained in the Subadvisory Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Subadvisory Agreement is hereby amended as follows:
1.	Sections 2(a)(3) – (9) are hereby renumbered 2(a)(4) – (10) respectively.

2.	A new section 2(a)(3) is hereby added as follows:

“the Commodity Exchange Act and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or granted to the Subadviser),”

3.	Section 2(g) is hereby deleted and replaced with the following:

“will maintain and preserve such records related to each Portfolio’s transactions as required under the 1940 Act, Advisers Act, and Commodity Exchange Act (including the rules and regulations of the SEC, CFTC and NFA). The Subadviser will make available to the Trust and the Investment Adviser promptly upon request, any of the Portfolio’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for the Trust), as are necessary to assist the

Trust and the Investment Adviser in complying with the requirements of the 1940 Act, Advisers Act, Commodity Exchange Act (including the rules and regulations of the CFTC and NFA), as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

4.	A new section 2(z) is hereby added as follows:

“will register with the CFTC as a commodity trading advisor and become a member of the NFA or file a notice of exemption from such registration/membership as provided by CFTC Rule 4.14(a)(8) in its management of one or more of the Portfolios. Subadviser agrees that it will immediately notify Investment Adviser if Subadviser plans to change its trading activity with respect to a Portfolio in a way that would require the Investment Adviser to register with the CFTC and NFA as a commodity pool operator. Subadviser agrees to provide reasonable written advanced notification (in no event less than 30 days) to Investment Adviser of the change in trading activity so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators. Subadviser agrees that it will provide any and all required information which it maintains that is necessary for Investment Adviser to comply with CFTC and NFA requirements applicable to commodity pool operators.”

5.	Section 9 is hereby deleted in its entirety and replaced with the following:

“In compliance with the requirement of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Rules 4.23 and 4.33, and NFA Rule 2-10, the Subadviser hereby agrees that all records which it maintains for a Portfolio are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Investment Adviser’s request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties in writing) for so long as Subadviser is required to maintain such records under applicable law, although the Subadviser may, at its own expense, make and retain a copy of such records.”

6.	Section 18 (Notices) is amended by deleting “And a copy email to: Legal Notifications@PacificLife.com” in paragraphs B. and C. and replacing that in both instances with: “And a copy email to: ContractNotifications@PacificLife.com.”

7.	A new section 22 is hereby added as follows after Section 21:

“22. Other Regulatory Matters. The Trust represents and warrants that it is a qualified eligible person (“QEP”) as defined in CFTC Rule 4.7 and consents to the account being treated as an exempt account under CFTC Rule 4.7. The Investment

Amendment No. 2 to Subadvisory Agreement

Adviser represents and warrants that it is either registered with the CFTC as a commodity pool operator and is a member of the NFA so long as it is required, where applicable, or qualifies for an exemption or exclusion from such registration/membership and has filed any required notices of exemption or exclusion. Investment Adviser agrees to provide reasonable written advanced notification (in no event less than 30 days) to Subadviser if it intends to deregister as a commodity pool operator.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.
PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Maureen A. Gemma
Name: Maureen A. Gemma
Title: Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
Title: Vice President		Title: VP & Assistant Secretary

Amendment No. 2 to Subadvisory Agreement